Exhibit 99.1
Holly Corporation Announces Management and Organizational Changes
Dallas, Texas, January 7, 2008 – Holly Corporation (NYSE-HOC) (“Holly”) today announced that Bruce R. Shaw has been elected to the position of Senior Vice President and Chief Financial Officer. In addition, Mr. Shaw will hold the same position at Holly Energy Partners L.P. (NYSE—HEP). Mr. Shaw replaces Stephen J. McDonnell, who will assume the responsibility and position of Assistant to the Chairman of the Board. Mr. Shaw first joined Holly in 1997 and has held a number of management positions at Holly. Prior to joining Holly, Mr. Shaw was with the consulting firm of McKinsey & Company. Mr. Shaw holds an undergraduate degree in Mechanical Engineering from Texas A&M University and an MBA from Dartmouth College.
In addition, Holly announced that George J. Damiris will assume the position of Senior Vice President, Supply & Marketing. In this position, Mr. Damiris will oversee marketing, crude supply and monthly refinery planning activities for Holly. Mr. Damiris joined Holly in 2007 after an 18 year career with Koch Industries, where he was responsible for managing several refining and chemical businesses. Mr. Damiris received an undergraduate degree in Chemical Engineering and an MBA from Case Western Reserve University.
Holly also announced that Gary B. Fuller has joined the Company as Senior Vice President, Refinery Operations. In this position, Mr. Fuller will oversee day-to-day refinery operations and capital projects for Holly. Mr. Fuller joins Holly after a 26 year career with Placid Refining Company where he held a number of managerial positions, including engineering manager, refining manager and most recently Vice President and General Manager. Mr. Fuller received a degree in Chemical Engineering from Texas Tech University.
“These management changes and additions are very important to the future of Holly as we strengthen and supplement our existing management team for continued growth and success in the refining industry,” said Matthew Clifton, Chairman and CEO of Holly, and David Lamp, President of Holly, in a joint statement.
About Holly Corporation
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries an 85,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico and a 26,000 bpd refinery in Woods Cross, Utah. Holly also owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation
214/871-3555